Exhibit 10.1

BILL OF SALE AND ASSIGNMENT

This Bill of Sale and Assignment (this “Assignment”) is made and entered into 1st day of August, 2022 (the “Effective Date”), by and between (1) VOCODIA HOLDINGS CORP, a Wyoming corporation (“Assignee”), on the one hand, and (2) each of JAMES SPOSATO and BRIAN PODOLAK (each individually, an “Assignor”, and, collectively, “Assignors”), each Assignor being an individual and an officer, director and/or significant shareholder of Assignee, on the other.

WHEREAS, Assignors (individually, jointly and/or in common) are the sole owners of all rights, title and interest in, to and under the Vocodia IP (as defined on Schedule A attached hereto); and

WHEREAS, the Assignors desire to transfer all of their rights, title and interest in, to and under the Vocodia IP;

NOW THEREFORE, in consideration of Six Million Shares (6,000,000), the other mutual promises, covenants, and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.       Assignment. Each Assignor does hereby, both individually and jointly with the other Assignor, grant, assign, transfer, convey and deliver to VUC, and VHC does hereby receive and accept from Assignors, free and clear of all mortgages, liens, security interests, encumbrances and other adverse claims of third parties, all of such Assignor’s right, title and interest in and to the Vocodia IP.

2.       As-Is/Where-Is. Assignee acknowledges and agrees that the assignment of the Vocodia IP hereunder is on an “as-is/where-is” basis without any representation or warranty as to the Vocodia IP on the part of Assignors (except as set forth in Section 1).

3.       Disclosure. Each Assignor shall fully disclose all of the Vocodia IP to Assignee and keep and maintain all material written records with respect thereto, which records shall be available to Assignee at all times. Each Assignor will assist Assignee in obtaining and enforcing patent, copyright and other forms of legal protection for any of the Vocodia IP in any country or other jurisdiction. Upon Assignee’s request, each Assignor will execute all applications, assignments, instruments and other documentation, and perform all such other and further acts, deemed necessary or desirable by Assignee to more fully and completely: (i) assign and transfer any of the Vocodia IP to Assignee (or its successors, assigns or nominees), and/or (ii) enable Assignee (or its successors, assigns or nominees) to secure and enjoy the full and exclusive benefits and rights of or under the Vocodia IP.

4.       No Assumption of Liabilities. Notwithstanding anything to the contrary set forth herein, Assignee does not hereunder and will not by acceptance hereof assume any liabilities or obligations whatsoever of either or both Assignors.

5.       Further Actions. Form time to time, as and when requested by Assignee, the Assignors shall execute and deliver (or cause to be executed and delivered) such other and further documents and instruments and shall take (or cause to be taken) such other and further as may be reasonably requested by Assignee in order to further evidence, effect or consummate the transactions effected under this Assignment.

6.       Effective Time. This Assignment shall be deemed effective on and as of the Effective Time.

7.       Counterparts. This Assignment may be executed in two or more identical counterparts, and it shall not be necessary that any one of the counterparts be executed by all of the parties hereto. Each fully or partially executed counterpart shall be deemed an original, but all of such counterparts taken together shall constitute one and the same instrument.

8.       Binding Effect. This Assignment shall inure to the benefit of, and be binding upon, the successors, executors, administrators, legal representatives and assigns of the parties hereto.

9.       Governing Law. This Assignment shall be construed under and enforced in accordance with the laws of the State of Wyoming.

IN WITNESS WHEREOF, the parties have executed this Assignment as of the day and year first above written.

Assignors:

/s/ James Sposato	/s/ Brian Podolak
JAMES SPOSATO	BRIAN PODOLAK

ACCEPTED AND AGREED by
Assignee:

VOCODIA HOLDINGS CORP
a Wyoming corporation

	By:	/s/ Brian Podolak
	Name:	Brian Podolak
	Title:	Chief Executive Officer

Schedule A

Vocodia IP

As used in the Assignment, the following terms have the following meanings:

"Vocodia System" means, collectively, a core technology is divided into two (2) main platforms: Digital Intelligence Sales Agent (“DISA”) and Switch Platform (“SP”) and a host of other software systems for campaign management and other tasks; DISA is a stand-alone, fully proprietary software system that can handle input for both inbound and outbound phone calls and SMS and Webchat conversations; utilizing proprietary Natural Language Processing (NLP), DISA tracks user context and responds to the calling platform with instructions on how to handle the user interaction; SP handles the physical layer of call connectivity with VOIP carriers, by processing call requests from our call engines; the SP handles the management of the call processes with both the carriers and the DISAs; all software systems, databases, web sites, testing software, etc. are hosted on Microsoft Azure Cloud utilizing a variety of programming languages as needed for the sub-system; these languages include C#, .Net Core and .Net Framework, HTML, JavaScript, jQuery, NodeJS, and Go; storage technologies in use include Cosmos DB, Cosmos Tables, and Blob storage; the architecture of the VHC System was designed in a way to ensure clients have their own assets and are not impacted by the size of any other company clients; this design also allows for HIPPA and PCI compliance across any client silo where it is required.

"Vocodia IP " means and includes (1) all intellectual property created, developed or owned by either or both Assignors (whether individually, jointly with each other, and/or jointly with third parties) that comprises, is a component of, or derives from, improves, enhances and/or modifies the Vocodia System; but does not include, however, any intellectual property created, developed or owned by either or both Assignors (whether individually, jointly with each other, and/or jointly with third parties) (x) not utilizing any facilities, systems or resources of VHC or any of its subsidiaries, customers or clients and (y) not used or useable in the Vocodia System, its operation, maintenance, connectivity or functionality (collectively “Vocodia System IP”); and (2) to the extent related to any Vocodia System (a) any and all patents, registered and unregistered trademarks, service marks, logos, corporate and trade names, brands, domain names, social media accounts and handles, licenses, registered and common law copyrights, and all applications therefor, (b) all Software, database rights and any other rights in the Software, and (c) all inventions, discoveries, techniques, processes, methods, formulae, designs, trade secrets, confidential information, know-how, data and ideas, whether or not reduced to writing.

"Software" means, collectively, all websites, computer software and firmware, source codes, object code(s), executable code(s), data, databases, user interfaces and related documentation.